EXHIBIT 99.1

Gastar Names New Independent Auditors

HOUSTON, TX (January 10, 2006). Gastar Exploration, Ltd. (AMEX: GST; TSX: YGA) announced today that its Board of Directors has appointed BDO Seidman, LLP as independent public accountants to audit the Company’s financial statements for the year ended December 31, 2005, replacing BDO Dunwoody LLP, which resigned as auditors effective on the same date.

J. Russell Porter, Chairman and CEO, stated, “We have worked with BDO Dunwoody LLP in Calgary since 2000. During our association with BDO Dunwoody, the people assigned to audit our financial statements always evidenced the highest ethical and professional standards. Now as a U.S. reporting company, we look forward to working with BDO Dunwoody’s U.S. affiliate, BDO Seidman, LLP, and anticipate an equally positive relationship.”

Gastar Exploration, Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining low-risk CBM development with select higher risk, deep natural gas exploration prospects. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 4 million acres controlled by Gastar and its Joint Development partners in Australia’s Gunnedah Basin, PEL 238 and Gastar’s Gippsland Basins located in New South Wales and Victoria respectively. The Company owns and controls development acreage in the Deep Bossier Sand gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin.

Safe Harbor Statement and Disclaimer

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors as described in the Company’s Annual Information Form filed as of March 2005, on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact Information:

Gastar Exploration, Ltd.

1331 Lamar, Suite 1080

Houston, TX 77010

(713) 739-1800 FAX (713) 739-0458

Attention J. Russell Porter

E-Mail: rporter@gastar.com

Web Site: www.gastar.com

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